Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 512 7207
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL

APPOINTS SANDRA VAN TREASE TO HOLDING COMPANY BOARD

St. Louis, (date) – Enterprise Financial Services Corp (OTCBB: EFSC) parent of Enterprise Bank & Trust announced today that Sandra Van Trease, Group President of BJC Healthcare, has been named to its Board of Directors. Van Trease is responsible for providing strategic leadership and direction to eight of BJC’s community and rural hospitals. Van Trease joined BJC in 2004, following a successful career as president and CEO of UNICARE, a managed health-care company serving 1.7 million members as part of the WellPoint Health Networks Inc. family of companies.

The Chairman of EFSC’s Nominating and Governance Committee, James Murphy, commented “We are delighted that Sandra has agreed to join our board. She is an accomplished executive, known to be creative and insightful, and also brings strong public company board experience to us. We look forward to the contributions she will make on our Audit Committee and the Board in general.”

At EFSC, Van Trease joins the board of the public company parent of Enterprise Bank & Trust which has been reporting record earnings over the past two years and has seen its stock value double since July of 2002. Enterprise Financial currently has eleven other board members with one seat yet to be filled in addition to that occupied by Van Trease.

“I am looking forward to my involvement with Enterprise”, said Van Trease. “I have great respect for the company’s Board and management leadership. Enterprise Financial is a high growth company with a well-conceived and executed business strategy and I am excited about its prospects.”

In addition to her BJC responsibilities, Van Trease serves on a number of civic and corporate boards, including Peabody Energy, St. Louis Regional Business Council, Missouri Historical Society, St. Louis Symphony, Forest Park Forever, Fair St. Louis, Women Business Leaders of the U.S. Health Care Industry Foundation and the National Multiple Sclerosis Society.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to Enterprise Financial’s consolidated balance sheets as of September 30, 2004 and December 31, 2003 and consolidated statements of operations for the three and nine months ended September 30, 2004 and 2003 for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.